EXHIBIT 99.3

BROADRIDGE FINANCIAL SOLUTIONS

SUPPLEMENTAL REPORTING DETAIL

FIRST QUARTER FISCAL YEAR 2018

ADDITIONAL PRODUCT LINE REPORTING

$ in millions	Quarter Ended September 30, 2018	2017	$ Change	% Change
Investor Communication Solutions ("ICS")				
Equity proxy	$30.0	$30.8	($0.9)	-3%
Mutual fund interims	49.2	44.2	5.0	11%
Customer communications & fulfillment	181.5	183.7	(2.2)	-1%
Other ICS	79.2	70.4	8.9	13%
Total ICS recurring fee revenues	**$339.9**	**$329.1**	**$10.8**	**3%**
Equity & other	30.8	17.6	13.2	75%
Mutual fund interims	28.5	19.8	8.7	44%
Total event driven revenues	**$59.3**	**$37.5**	**$21.8**	**58%**
Distribution	334.2	356.7	(22.5)	-6%
Total ICS revenues	**$733.5**	**$723.3**	**$10.1**	**1%**
Global Technology & Operations ("GTO")				
Equities & other	171.9	154.8	17.1	11%
Fixed income	35.9	33.0	2.9	9%
Total GTO recurring fee revenues	**$207.9**	**$187.8**	**$20.0**	**11%**
Foreign currency exchange	(16.5)	(15.9)	(0.7)	4%
Total revenues	**$924.8**	**$895.3**	**$29.5**	**3%**
Revenues by Type				
Recurring fee revenues	$547.8	$516.9	30.9	6%
Event driven revenues	59.3	37.5	21.8	58%
Distribution revenues	334.2	356.7	(22.5)	-6%
Foreign currency exchange	(16.5)	(15.9)	(0.7)	4%
Total revenues	**$924.8**	**$895.3**	**$29.5**	**3%**

Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL FIRST QUARTER FISCAL YEAR 2018 RECURRING FEE REVENUE GROWTH DRIVERS Quarter Ended September 30, ICS GTO Broadridge Internal growth 1% 2% 1% Net new business 2% 6% 3% Organic recurring fee revenue growth 3% 8% 5% Acquisitions 0% 3% 1% Total recurring fee revenue growth 3% 11% 6% Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL FIRST QUARTER FISCAL YEAR 2018 SELECT OPERATING STATISTICS Quarter Ended September 30, % Three Months Ended September 30, $ % $ in millions 2018 2017 Change 2018 2017 Change Change Closed Sales $22.9 $21.7 6% $22.9 $21.7 $1.2 6% Record Growth1 Equities proxy 3% 1% 0% 1% Mutual fund interims 9% 1% 0% 1% Internal Trade Growth2 Equity 6% -3% 4% 2% Fixed income 0% -2% 1% 0% 1 2 who were on Broadridge's trading platforms in both the current and prior year period periods. Stock record growth and interim record growth measure the annual change in total positions for equity proxies and mutual fund interims, respectively, for equities and mutual funds’ position data reported to Broadridge in both the current and prior year Internal trade growth represents the growth in trade volumes for clients whose contracts are linked to trade volumes and